Allegion
11819 N Pennsylvania St
Carmel, IN 46032 USA
allegion.com

January 29, 2021

Mr. Luis Orbegoso

[Address]

Dear Luis:

We are pleased to offer you the position of Senior Vice President - Allegion Americas (President of the Americas business), reporting directly to Dave Petratis, effective February 8, 2021 (“Employment Date”). This position will be located in Carmel, Indiana with the expectation that you will fully relocate to the Indianapolis, IN area no later than June 30, 2022. We look forward to your acceptance of this offer. You will be joining Allegion’s team of experts who make the world safer by securing the places where people thrive.

Allegion offers valuable programs to support the health, wellness and financial security of eligible employees and their families. The compensation, benefits and other aspects of your offer are outlined below:

•Your base salary will be set at an annual rate of $575,000, which will be paid biweekly.

•You will be eligible to participate in the Allegion Annual Incentive Plan (“AIP”). Your annual opportunity is targeted at 75% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion. Please see the enclosed AIP brochure for further details of this program.

•You will be eligible to receive an Allegion equity award during the annual compensation planning process (during the first quarter of the calendar year), subject to nomination and approval. Your current equity target value is $1,000,000 and your award will be delivered in the form of a mix of stock options and restricted stock units. Details regarding the terms and conditions of your award, including vesting, will be provided upon grant issuance. Annual equity grants are contingent on and variable with your sustained performance and demonstrated leadership potential.

•The Compensation Committee has approved a one-time equity grant in the total value of $1,500,000 and in the form of restricted stock units (“RSUs”). The award will be granted on February 18, 2021 and will be based on the fair market value as of the grant date. Details regarding the terms and conditions of your award, including vesting, will be provided within your grant agreement.

•You will be eligible to participate in all applicable benefit programs offered to Allegion employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans for employees in the United States and pension plans for employees in Canada. To learn more about the benefit programs, please visit http://www.mymobilewalletcard.com/allegion or view the New Hire Benefits Guide and Allegion Benefits New Hire Legal Notices.

•Beginning on your start date, you will be eligible for unlimited paid time off (PTO) per our policy.

•You will be eligible for Allegion Relocation Program to the greater Indianapolis area. After we receive your acceptance of this offer, a representative from our relocation provider, Aires, will be in touch with you to explain the program and begin the process. Please see the enclosed brief summary of the program.

•In addition to the above, as an Officer of Allegion, the following programs will be available to you:

a.Automobile Allowance: Effective on your Employment Date, you will receive a car allowance in the amount of $1,250 per month ($15,000 annually), which is intended to cover lease payments, gas,

Allegion
11819 N Pennsylvania St
Carmel, IN 46032 USA
allegion.com
maintenance, insurance, etc. The entire amount of this allowance will be imputed to your annual income.

b.Financial Counseling: Effective on your Employment Date, you will be eligible for a tax, estate, and financial planning services allowance up to $12,000 annually. The entire allowance will be imputed to your annual income.

c.Executive Health Program: Effective on your Employment Date, you will be eligible to participate in an executive physical examination program established for Allegion in an amount not to exceed $2,000 annually.

•Change-in-Control: Effective on your Employment Date, you will participate in the Allegion Change in Control Plan (“CIC Plan”), which provides economic security in the form of cash payments and enhanced coverage under certain benefit plans in the event of a loss of job caused by the sale of all or a substantial part of Allegion (in accordance with the CIC Plan). Your severance payment under the CIC Plan will be equal to 2 times your base salary plus your annual incentive target. No excise tax gross-ups will be provided, however, your CIC related cash severance benefit will be adjusted to provide you with the greater after-tax benefit between: a. Cash severance payments paid in full, with you being responsible for all taxes incurred, or b. Cash severance payments reduced to avoid triggering excise taxes.

•Severance: In the unlikely event of your involuntary termination from Allegion, other than for cause, in exchange for a signed severance agreement, in a form acceptable to Allegion, along with a release of all claims you may have or allege, you will receive:

a.Severance payment in the amount of one year’s base salary (less applicable statutory tax withholding), paid as a lump sum cash payment;

b.Continued participation in the AIP program, pro-rated to your last day worked and not to exceed the pro-rated target, using the same goals and objectives previously determined. Any payout under the AIP program will be made in accordance with the AIP program;

c.Payment of an amount equal to 12 months of benefits costs (less applicable statutory tax withholding) to assist with the cost of COBRA coverage, which will be paid in a lump sum cash payment.

d.Payment of $25,000.00 paid as a lump sum (less applicable statutory tax withholdings) to assist with the cost of outplacement support consistent with your position and needs.

•Stock Ownership: Based on your role in Allegion, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. Furthermore, you will be required to comply with the Allegion stock ownership requirements, which is 2x your base salary. You will have 5 years to reach this ownership level. For your reference, attached is a summary of the Stock Ownership guidelines.

This offer is contingent upon your acceptance of the enclosed Proprietary Information agreement and the Non-Compete agreement. To accept this offer, please sign the Proprietary Information agreement, the Non-compete agreement, and this letter as indicated under the Candidate Acceptance section below and return all documents to Shelley Meador, SVP – Chief Human Resources Officer.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at-will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at anytime by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

Luis, we believe that you will make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

Allegion
11819 N Pennsylvania St
Carmel, IN 46032 USA
allegion.com

David Petratis

cc:     Shelley Meador
    Jen Preczewski

Attachments:
•AIP Brochure
•Equity Brochure
•Relocation Agreement
•Non-Compete Agreement
•Proprietary Agreement
•Benefits Guide
•Benefits Legal Notices
•Stock Ownership Guidelines

Conditions of Offer

This offer is contingent upon the following:

1.Verification of information signed and submitted in connection with the Allegion employment application and authorization for Release of Personal Data Records Information.

2.Passing the required drug and background screening. All test results will be handled in strict confidence. After submitting your acceptance of employment, you will receive an email outlining the substance abuse screen requirements, instructions, list of locations and instructions on initiating your background check.

3.Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. After submitting your acceptance of employment, you will be provided with instructions for completing this requirement along with a list of acceptable verification documents.

4.Understanding, agreeing, signing and returning the Proprietary Information agreement and Non-Compete agreement.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion and agree to the conditions in the offer letter.

/s/ Luis Orbegoso                    1/30/2021
_________________________________    ________________________________                 Luis Orbegoso                      Date